UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

Everyday Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36371	80-0036062
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
345 Hudson Street, 16th Floor New York, NY	10014
(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (646) 728-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2014, in connection with the Merger (as described in Item 2.01 below), Everyday Health, Inc. (the “Company”) entered into that certain Amended and Restated Credit Agreement, by and among the Company, Silicon Valley Bank, as Administrative Agent, certain of the Company’s wholly-owned subsidiaries and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement, among other things, provides for an increase of the Company’s term loan facility from $39 million outstanding as of such date to $60 million, and an increase of the maximum borrowing limit of the Company’s revolving credit facility from $35 million to $55 million. The interest rate applicable to borrowings under the term loan facility and the revolving credit facility will be the London Inter-Bank Offered Rate, or LIBOR, plus a variable rate ranging from 2.75% to 4.0%, depending on the Company’s consolidated leverage ratio (as set forth in the Credit Agreement). The Company will also be charged a commitment fee of 0.50% on any unused portion of the revolving credit facility. The Company’s obligations under the Credit Agreement are guaranteed by its wholly-owned subsidiaries party to the Credit Agreement. The term loan facility and the revolving credit facility mature in November 2019.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The information contained in Item 2.01 below relating to the Merger Agreement is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 10, 2014, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, DRD Acquisition Corp. (“Merger Sub”), DoctorDirectory.com, Inc. (“DoctorDirectory”) and Clifford Donnelly, as the Interested Holders Representative. Pursuant to the Merger Agreement, DoctorDirectory was merged with and into Merger Sub (the “Merger”) with DoctorDirectory continuing as the surviving corporation. The Merger became effective on November 12, 2014. As a result of the Merger, the Company acquired DoctorDirectory, which became a wholly-owned subsidiary of the Company.

At the closing of the Merger, the Company paid a base purchase price of $65 million in cash to the equity holders of DoctorDirectory (subject to adjustment as provided in the Merger Agreement). The Company placed $7.5 million of that base purchase price into an escrow account for potential indemnification claims relating to breaches of representations, warranties and covenants contained in the Merger Agreement. The base purchase price was partially funded through a draw on the Company’s revolving credit facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Cautionary Note Regarding the Merger Agreement

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; are not intended to provide any factual information about the Company or DoctorDirectory; and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. As a result, investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, DoctorDirectory, MergerSub or any of their respective subsidiaries, affiliates or businesses.

Item 2.02 Results of Operations and Financial Condition.

On November 11, 2014, the Company issued a press release announcing its financial results for the quarter ended September 30, 2014. The Company also held a conference call at 5:00 pm EST that same day to discuss those results and other matters relating to its business. The text of the press release and a copy of the conference call transcript are included as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

Pursuant to the rules and regulations of the SEC, such exhibits and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be filed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms and conditions of the Credit Agreement set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of November 10, 2014, by and among Everyday Health, Inc., DRD Acquisition Corp., DoctorDirectory.com, Inc. and Clifford Donnelly, as the Interested Holders Representative.
10.1	Amended and Restated Credit Agreement, dated as of November 10, 2014, by and among Everyday Health, Inc., Silicon Valley Bank, as Administrative Agent, certain of Everyday Health, Inc.’s wholly-owned subsidiaries and the other lenders party thereto.
99.1	Press release dated November 11, 2014.
99.2	Transcript from the Company’s conference call held on November 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everyday Health, Inc.

Date: November 12, 2014	By:	/s/ Alan Shapiro
		Name:	Alan Shapiro
		Title	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of November 10, 2014, by and among Everyday Health, Inc., DRD Acquisition Corp., DoctorDirectory.com, Inc. and Clifford Donnelly, as the Interested Holders Representative.
10.1	Amended and Restated Credit Agreement, dated as of November 10, 2014, by and among Everyday Health, Inc., Silicon Valley Bank, as Administrative Agent, certain of Everyday Health, Inc.’s wholly-owned subsidiaries and the other lenders party thereto.
99.1	Press release dated November 11, 2014.
99.2	Transcript from the Company’s conference call held on November 11, 2014.